News Release
For Immediate Release

Contact: Sidney R. Brown, Chairman of the Board (856) 691-7700

SUN BANCORP, INC. ANNOUNCES DEPARTURE OF
PRESIDENT AND CEO

VINELAND, N.J.-- November 25, 2013 -- Sun Bancorp, Inc. (NASDAQ: SNBC) (the "Company") announced today that Thomas X. Geisel, President and Chief Executive Officer of the Company and its wholly owned subsidiary, Sun National Bank (the "Bank"), will terminate employment effective December 2, 2013. Mr. Geisel will also resign as a member of the Board of Directors of the Company and the Bank on that date.

The Company has retained the international firm of Spencer Stuart to assist in the selection of a new President and Chief Executive Officer. During the pendency of that search and subject to regulatory approval, Sidney R. Brown, Chairman of the Board of the Company, will serve as Interim President and Chief Executive Officer.

"Tom has been a valuable member of the team over the last few years, helping us address the regulatory and other challenges facing the Bank", said Brown. "While much progress has been achieved", Brown stated, "work still remains and the Board believes it is an appropriate time to seek new leadership to complete those tasks and begin to lay the foundation for a new era of operational stability, growth and profitability for our shareholders."

Wilbur L. Ross, a leading member of the Company's Board of Directors also commented, "Having new leadership will allow us to focus and execute on the core objectives of regulatory excellence, growth and sustained shareholder returns. I want to thank Tom for his hard work and dedication and wish him well in his future endeavors."

Sun Bancorp, Inc. (NASDAQ: SNBC) is a $3.24 billion asset bank holding company headquartered in Vineland, New Jersey, with its executive offices located in Mt. Laurel, New Jersey. Its primary subsidiary is Sun National Bank, a full service commercial bank serving customers through 50-plus locations in New Jersey. Sun National Bank has been named one of Forbes Magazine's “Most Trustworthy Companies” for five years running. Sun National Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnationalbank.com.

Cautionary Note Regarding Forward-Looking Statements

The foregoing material contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, concerning the financial condition, results of operations and business of the Company. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about events or results or otherwise are not statements of historical facts. We caution that such statements are subject to a number of uncertainties. Therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.